Exhibit 99.1

Acrivon Expands into Immunology and Inflammation with Acquisition of Phase 2-Ready Differentiated, Oral JAK1 Inhibitor ACR-525, and PKCθ Inhibitor Preclinical Program from Aqilion AB

Asset acquisition establishes immunology and inflammation (I&I) as a strategic pillar alongside oncology, extending the company into autoimmune disease

As part of Acrivon’s due diligence, extensive AP3 profiling against approved JAK inhibitors and dupilumab revealed ACR-525 as a highly-selective, potentially best-in-class JAK1 inhibitor

Eosinophilic esophagitis (EoE) targeted as first potential indication using a Phase 2-ready formulation of ACR-525 designed for patients with difficulty swallowing

The exquisite selectivity and oral availability of ACR-525 provides rationale for broad opportunity in Inflammatory Bowel Disease (IBD) and other I&I disorders as single agent and in combination with e.g. PKCθ, IL-23, and TNF inhibitors

Company to host webcast with distinguished key opinion leaders on November 10, 2026, at 4:00 p.m. ET

WATERTOWN, Massachusetts, November 6, 2026 – Acrivon Therapeutics, Inc. (“Acrivon” or “Acrivon Therapeutics”) (Nasdaq: ACRV), a clinical stage biotechnology company discovering and developing precision medicines utilizing its proprietary Generative AI-driven Phosphoproteomics AP3 (Acrivon Predictive Precision Proteomics) platform deployed for rational drug design and predictive clinical development, today announced that it has acquired ACR-525 (formerly known as AQ280), a Phase 2-ready, oral, highly selective Janus kinase 1 (JAK1) inhibitor, and a protein kinase C theta (PKCθ) inhibitor preclinical program, from Aqilion AB (“Aqilion”). The acquisition establishes I&I as a strategic pillar for Acrivon alongside its oncology programs.

The transaction delivers on Acrivon’s previously communicated commitment to I&I as an expanded therapeutic area well-suited for its AP3 platform. The complex dysregulated, disease-driving signaling networks that underpin autoimmune and inflammatory disease lend themselves to AP3’s unbiased, pathway-level interrogation of drug activity inside the intact cell without relying on genetic alterations. Acrivon intends to use AP3 for identification of ACR-525-sensitive I&I disorders, optimal patient selection, PD biomarker-guided dose optimization, and clinical biomarker-based early endpoints. The PKCθ inhibitor preclinical program, which targets a kinase central to T-cell activation, adds depth to the I&I pipeline.

As part of its due diligence, Acrivon applied global AP3 phosphoproteomic profiling to quantify ACR-525’s drug-regulated cellular pathway effects against six approved JAK inhibitors and dupilumab. These analyses characterized ACR-525 as a highly selective, JAK1 inhibitor with minimal off-target effects compared to approved JAK inhibitors and broader cellular effects than dupilumab. This supports Acrivon’s view that ACR-525 has the potential to be a best-in-class JAK1 inhibitor. Given its high selectivity and oral availability, ACR-525 has potential in IBD and other immune disorders, both as a single agent and in combination with approved I&I therapies.

Based on two completed Phase 1 studies, and a formulation designed for patients with difficulty swallowing, EoE is targeted as first potential indication.

“This transaction is a pivotal step in expanding Acrivon’s AI-driven AP3 precision medicine platform beyond oncology establishing I&I as an additional strategic pillar for our company,” said Peter Blume-Jensen, M.D., Ph.D., chief executive officer, president and co-founder of Acrivon. “As previously communicated, I&I is of high interest to us, given the high unmet need and general lack of recurrent genetic alterations. The ability of AP3 to quantify the cellular, disease-driving mechanisms without relying on genetic alterations and the wide usage of biopsies and biomarker-based clinical endpoints in I&I disorders, make AP3 particularly well-suited for this disease area. ACR-525 broadens our clinical stage pipeline as a promising Phase 2-ready I&I program with encouraging Phase 1 data, clinical evidence of selective JAK1 engagement, and one of two oral formulations purpose-built for patients with EoE, a devastating disease of rapidly increasing incidence. Longer-term, we believe ACR-525 has broad potential in IBD and broadly across autoimmune and inflammatory diseases. We believe the PKCθ inhibitor preclinical program can be optimized through our AP3 platform and potentially developed as part of an effective combination strategy.”

Acrivon will host a webcast with EoE Key Opinion Leaders to discuss the ACR-525 and PKCθ inhibitor preclinical programs on November 10, 2026, at 4:00 p.m. ET. A link to register for the webcast will be posted on the Acrivon website in the events and presentations section at: https://ir.acrivon.com/news-events/events-presentations.

In addition to Acrivon management, the KOLs expected to join the webcast are:

•
Evan Dellon, M.D., M.P.H., professor, Department of Medicine, Division of Gastroenterology and Hepatology and Director, Center for Esophageal Diseases and Swallowing, School of Medicine, University of North Carolina at Chapel Hill
•
Arjan Bredenoord, Ph.D., principal investigator and professor, Gastroenterology and Hepatology, Amsterdam University Medical Center

Transaction Details
Under the terms of the asset purchase agreement, Acrivon acquired Aqilion’s rights to AQ280 (now known as ACR-525) and the PKCθ inhibitor preclinical programs, including the associated intellectual property rights, data, regulatory filings and drug supply, for an undisclosed cash consideration without future royalties or milestone obligations. Concurrently, Acrivon, Aqilion and LEO Pharma entered into an agreement terminating all future royalty and milestone obligations on ACR-525 previously agreed to between Aqilion and LEO Pharma. The transaction was approved by the boards of directors of Acrivon and Aqilion and closed concurrently with the signing of the definitive agreement.

About Acrivon Therapeutics
Acrivon is a clinical-stage biopharmaceutical company discovering and developing precision medicines for oncology and inflammatory diseases utilizing its proprietary Generative AI-driven, Phosphoproteomics AP3 platform. The platform allows the company to interpret and quantify compound specific, drug-regulated pathway activity levels inside the intact cell in an unbiased manner, yielding terabytes of proprietary data and delivering rapid, actionable insights. The AP3 platform is comprised of a growing suite of powerful, internally-developed tools, including the AP3 Data Portal, converting multimodal data into structured data for generative AI analyses, including the AP3 Kinase Substrate Relationship Predictor and the AP3 Interactome. These distinctive capabilities enable the company to go beyond the limitations of traditional drug discovery, as well as current AI-based target-centric drug discovery and rapidly design highly differentiated compounds with desirable pathway effects through intracellular protein network analyses and advance these agents into the clinic for streamlined development.

In its oncology pipeline, Acrivon is currently advancing its lead program, ACR-368 (also known as prexasertib), a selective small molecule inhibitor targeting CHK1 and CHK2 in a potentially registrational Phase 2 trial for endometrial cancer (EC). The company has received Fast Track designation from the Food and Drug Administration, or FDA, for the investigation of ACR-368 as a monotherapy based on OncoSignature-predicted sensitivity in patients with EC. The FDA has granted a Breakthrough Device designation for the ACR-368 OncoSignature assay for the identification of patients with endometrial cancer who may benefit from ACR-368 treatment.

In addition, Acrivon is leveraging its proprietary Generative AI-driven Phosphoproteomics AP3 platform for developing wholly-owned, internally discovered, co-crystallography-driven pipeline programs. These include ACR-2316, a first-in-class, potent, selective WEE1/PKMYT1 inhibitor preclinically designed for superior single-agent activity. The Phase 1/2 study of ACR-2316 is advancing in a randomized dose expansion phase in AP3-predicted tumor types. Initial data has shown a highly differentiated, favorable safety profile primarily limited to only transient neutropenia. Clinical activity has been observed across multiple heavily pretreated, AP3-predicted tumor types, including a subject with a confirmed CR in squamous non-small cell lung cancer (NSCLC), a PR in small cell lung cancer (SCLC), as well long-lasting clinical benefit (over one year) observed in subjects with lung adenocarcinoma, tumor types not shown sensitive to current single-agent WEE1 or PKMYT1 inhibitors.

In addition, the company is advancing ACR-7280, its next AP3-enabled innovation program, a first-in-class, oral, highly selective CDK11 inhibitor development candidate, in IND-enabling studies. AP3 indication finding identified AML as a predicted sensitive tumor type, and in preclinical studies, ACR-7280 demonstrated potent anti-tumor activity and complete tumor regression in aggressive AML models.

In its immunology and inflammation pipeline, Acrivon has ACR-525, a Phase 2-ready, oral, highly selective JAK1 inhibitor with one of two formulations specifically designed for patients with difficulty swallowing, targeting EoE as a potential first indication. ACR-525 also has potential in IBD other autoimmune and inflammatory diseases as a single agent and in combination. Additionally, the company has a preclinical PKCθ inhibitor preclinical program, an attractive target for T-cell-driven autoimmune and inflammatory diseases, with the potential to be developed in combination with ACR-525 and other I&I therapies.

Forward-Looking Statements
This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on Acrivon’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in our reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and Acrivon undertakes no duty to update such information except as required under applicable law.

Factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include, among others, risks relating to Acrivon's ability to successfully integrate and advance the oral JAK1 Inhibitor ACR-525 and PKCθ inhibitor preclinical program; the potential safety, efficacy and therapeutic benefits of ACR-525 and the PKCθ inhibitor discovery program; the applicability and predictive capabilities of Acrivon's AP3 platform in I&I; the possibility that pursuing I&I might require additional expertise and resource allocation; the timing, design, initiation and results of future clinical trials; regulatory requirements and approvals; and the possibility that preclinical findings or results from early-stage clinical studies may not be predictive of results in subsequent clinical trials. Additional risks and uncertainties are described in Acrivon's filings with the Securities and Exchange Commission.

Acrivon intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, please visit www.acrivon.com.

Investor and Media Contacts:
Adam D. Levy, Ph.D., M.B.A.
alevy@acrivon.com

Alexandra Santos
asantos@wheelhouselsa.com